Exhibit 10.41

December 9, 2011

Richard Kelly

2390 Ranch Reserve Ridge

Westminster, CO 80234

Dear Dick:

On behalf of BrightSource Energy, Inc. (the “Company”), it is my pleasure to invite you to serve as a member of the Board of Directors of BrightSource Energy, Inc. (the “Board”). Either you or the Company’s shareholders may terminate this relationship at any time and for any reason.

Duties and Responsibilities. In performing your duties and responsibilities, we expect that you will attend and participate in approximately four to six Board and associated Committee meetings annually, as applicable, one of which will typically be held at our offices in Jerusalem, Israel (the “Services”). We also expect that you will attend such additional meetings that business needs may require from time to time, including attending additional meetings in Jerusalem, Israel and at other Company locations.

Board Fees. In connection with your performance of the Services, the Company will pay you for your services based on the following current Board approved schedule of fees for the applicable Services that you are requested to provide. The following amounts represent annual fees, which are paid in quarterly increments and are prorated for partial years of service:

Annual Retainers:

• Board of Directors Member:	$50,000
• Chair of the Board of Directors:	$50,000
• Nominating and Governance Committee Chair:	$7,500

• Total Anticipated Annualized Retainer:	$107,500

Stock Option Grant. As an added incentive, and subject to approval by the Compensation Committee of the Company’s Board of Directors, you will be granted 95,000 options to purchase shares of the Company’s Common Stock (“Option Shares”) with an exercise price equal to the fair market value on the date of the grant. These option shares will vest beginning on your Vesting Commencement Date as determined by the Board of Directors and at the monthly rate of 1/60th of the total number of the Option Shares. Vesting will depend on your continued service with the Company. The option will be subject to the terms of the Company’s 2006 Stock Plan and the Stock Option Agreement between you and the Company.

BrightSource Energy, Inc.

1999 Harrison Street

Suite 2150

Oakland, CA 94612

www.BrightSourceEnergy.com

Equity Ownership Requirement. The Board of Directors has approved, effective upon the Company’s initial public offering, an equity ownership requirement for its Directors. Under this requirement, each Director will be expected to own and hold shares of the Company’s common stock with a value equal to at least three times the annual retainer fee, or $150,000. Each Director will be expected to satisfy the target ownership threshold within five years from the completion of the Company’s initial public offering. Only shares owned (including unvested restricted stock) will count toward satisfying this requirement. Stock options (whether vested or unvested) will not count toward this requirement.

Service Related Expenses. The Company will reimburse you for necessary and reasonable expenses incurred in the course and scope of performing the Services, consistent with the Company’s standard Expense Reimbursement policy and subject to reasonable evidence that the amount involved was expended for and related to the Services.

Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of Services with the Company is contingent upon your signing and returning the Company’s standard Consultant Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”) prior to your Start Date, a copy of which is enclosed for your review and signature.

No Conflicting Obligations. You represent to the Company that your performance of the Services will not breach any other agreement to which you are a party and that you have not, and will not during the term of your Services for the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to use or disclose to any person associated with the Company, any confidential or proprietary information belonging to another person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

Taxes. The Company is not providing you and will not provide you tax advice. All taxes in connection with the Services are solely your responsibility.

Entire Agreement. This letter, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company relating to your Services and supersedes all prior agreements and discussions between us. This letter will be governed by the laws of the State of California without regard to its conflicts of law provisions.

Once again, we are delighted to extend you this offer. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer will terminate if not accepted by you on or before December 12, 2011 and is subject to your election to the Board by the Company’s shareholders.

Sincerely,

/s/ John Woolard

John Woolard

President and CEO

BrightSource Energy, Inc.

ACCEPTED AND AGREED:

/s/ Richard Kelly	12/10/2011
Richard Kelly	Date

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